UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
PROUROCARE MEDICAL INC.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:
N/A
(2)	Aggregate number of securities to which transaction applies:
N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
None.
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
N/A
(2)	Form, Schedule or Registration Statement No.:
N/A
(3)	Filing Party:
N/A
(4)	Date Filed:
N/A

PROUROCARE MEDICAL INC.
5500 WAYZATA BOULEVARD, SUITE 310
GOLDEN VALLEY, MINNESOTA 55416
(952) 476–9093

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF PROUROCARE MEDICAL INC.:

I am writing to inform you that the Board of Directors of ProUroCare Medical Inc. (the “Company”), and holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote on the matter set forth herein, have approved the following corporate action in lieu of a meeting pursuant to Section 78.320 of the Nevada General Corporation Law:

The effectuation of a stock combination, or reverse stock split, pursuant to which every ten (10) shares of the Company’s outstanding common stock, par value $.00001 per share (the “Common Stock”), would be exchanged for one (1) new share of Common Stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF AN ANNUAL MEETING OR SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

This Information Statement, which describes the above corporate action in more detail, is being furnished to stockholders of the Company for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed there under. Pursuant to Rule 14c-2 under the Exchange Act, this corporate action will not be effective until at least twenty (20) calendar days after the mailing of this Information Statement to the stockholders of the Company. We anticipate that the reverse stock split will be effective on February     , 2008, which is the date of the expiration of the aforementioned twenty (20) day period.

January , 2008

/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer

PROUROCARE MEDICAL INC.
5500 WAYZATA BOULEVARD, SUITE 310
GOLDEN VALLEY, MINNESOTA 55416

INFORMATION STATEMENT

January     , 2008

This Information Statement is being mailed to the stockholders of ProUroCare Medical Inc., a Nevada corporation (hereinafter referred to as the “Company”), on or about January     , 2008 in connection with the corporate action described below. The Company’s board of directors (the “Board”) and holders (collectively, the “Consenting Stockholders”) of a majority of the issued and outstanding shares of common stock, par value $.00001 per share (the “Common Stock”), of the Company entitled to vote on the matter set forth herein have approved such matter. Accordingly, this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of this corporate action. No other stockholder approval is required. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on January 14, 2008 (the “Record Date”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

CORPORATE ACTIONS

The Nevada General Corporation Law permits the holders of a majority of the shares of the Company’s outstanding Common Stock to approve and authorize actions by written consent of a majority of the shares outstanding as if the action were undertaken at a duly constituted meeting of the stockholders of the Company. On December 27, 2007, Consenting Stockholders holding an aggregate of 8,100,103 shares of Common Stock, representing approximately 50.5% of the total shares of Common Stock entitled to vote on the matter set forth herein, consented in writing without a meeting to the matter described herein. As a result, no further votes will be needed to approve the matter set forth herein. At December 27, 2007, the Company had outstanding 16,050,882 total shares of Common Stock. As of the Record Date, the Company had outstanding 17,273,104 shares of Common Stock. The corporate action described in this Information Statement will not afford stockholders the opportunity to dissent from the action described herein or to receive an agreed or judicially appraised value for their shares.

The Board and the Consenting Stockholders have consented to effecting a stock combination, or reverse stock split, pursuant to which every ten (10) shares of the Company’s outstanding Common Stock would be exchanged for one (1) new share of Common Stock.

VOTING SECURITIES

As of December 31, 2007, there were 17,273,104 shares of our common stock outstanding. Each outstanding share of common stock is entitled to one vote per share.

DISSENTERS’ RIGHT OF APPRAISAL

Under Nevada law and our articles of incorporation and bylaws, stockholders do not have any right to dissent with respect to the proposed reverse stock split, and are not entitled to appraisal of or payment for their shares of our stock.

REVERSE STOCK SPLIT OF COMMON STOCK

On September 4, 2007 and December 27, 2007, the Board and the Consenting Stockholders, respectively, adopted a resolution to effect a stock combination, or reverse stock split, pursuant to which every ten (10) shares (the “Old Shares”) of the Company’s outstanding Common Stock would be exchanged for one (1) new share (the “New Shares”) of Common Stock.  No fractional shares will be issued. Instead, and in order to avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock to stockholders who would otherwise be entitled to receive fractional shares of common stock following a reverse split, any fractional shares which would result from a reverse split will be rounded up to the next whole share.

The number of Old Shares for which each New Share is to be exchanged is referred to as the “Exchange Number.” The reverse stock split will be effected simultaneously for all shares of Common Stock and the Exchange Number will be the same for all shares of Common Stock. Upon the effectiveness of the reverse stock split, each option or warrant right for Common Stock will entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the reverse stock split divided by the Exchange Number, at the exercise price in effect immediately prior to the reverse stock split multiplied by the Exchange Number.

The reverse stock split will be effected on or about February     , 2008.

The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the reverse stock split, if, at any time prior to February     , 2008, the Board, in its sole discretion, determines that the reverse stock split is no longer in the best interests of the Company and its stockholders. The Board may consider a variety of factors in determining whether or not to implement the reverse stock split including, but not limited to,

•                  overall trends in the stock market;

•                  recent changes, prospects and anticipated trends in the per share market price of the Common Stock, business and transactional developments;

•                  the Company’s actual and projected financial performance; and

•                  the Company’s anticipated merger with another entity.

The reverse stock split will not change the proportionate equity interests of the Company’s stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the Company’s issuance of additional shares in lieu of fractional shares as described below. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

REASONS FOR THE REVERSE STOCK SPLIT

The Board reviewed the Company’s current business and plan of operation. The Board determined that effecting a reverse stock split without a corresponding reduction in the number of authorized shares was desirable in order to better position the Company to successfully achieve its business objectives and provide additional authorized shares for such corporate purposes as the Board determines in its discretion. Such purposes may include the issuance of common stock in connection with possible future financings, business relationships, strategic alliances or other corporate partnering programs, or acquisitions. We do not have any current commitments or agreements relating to any acquisitions.  In addition, the Board believes this action will make the common stock more attractive to investors by increasing the trading price of such common stock. However, the effect of any effected reverse split upon the market price of the common stock cannot be predicted. There can be no assurance that the trading price of the common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse split or remain at an increased level for any period. Also, there is no assurance that a reverse stock split would not eventually lead to a decrease in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

CERTAIN EFFECTS OF THE REVERSE STOCK SPLIT

The reverse stock split will not affect the par value of the Common Stock. As a result, on February     , 2008, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced in proportion to the exchange ratio of one (1) to ten (10), and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will increase because there will be fewer shares of the Company’s Common Stock outstanding.

Upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding will increase, as reflected in the following table:

	PRIOR TO REVERSE STOCK SPLIT	AFTER REVERSE STOCK SPLIT
Number of shares of Common Stock:

Authorized	50,000,000	50,000,000
Outstanding	17,272,104	1,727,211
Reserved for Issuance(1)	21,459,730	2,145,973
Available for future issuance	11,268,166	46,126,816

(1)               Includes (i) 6,667,702 shares related to shares to be issued pursuant to the conversion of $1,073,500 of convertible debentures at 70% of the closing price of an underwritten public offering and (ii) 1,239,130 shares related to shares to be issued pursuant to the conversion of a $142,500 convertible debenture at 50% of the closing price of an underwritten public offering. In calculating the number of shares to be issued upon conversion, we assumed a price equal to 70% and 50%, respectively, of the $0.23 closing price of our Common Stock on January 10, 2008. This share number may be higher if the price declines. If the Company fails to close on such a public offering on or before June 27, 2009, the convertible debentures convert at a price of $0.005 per share prior to the reverse stock split and $0.05 per share after the reverse stock split.

This increase will significantly improve the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. Although the increase in the number of authorized but unissued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another entity), the reverse stock split is not being effected in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

Stockholders should also recognize that if the reverse stock split is effected they will own a fewer number of shares than they presently own, equal to the number of shares owned immediately prior to the reverse stock split divided by the Exchange Number. While the Company expects that the reverse stock split will result in enhancing the interest of investors and possible business combination participants in the Common Stock, there can be no assurance that the reverse stock split will increase such interest or will result in any permanent increase in any future market price, which are dependent upon many factors, including the Company’s performance and prospects.

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT
AND EXCHANGE OF STOCK CERTIFICATES

If the Board still believes that the reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective on or about February     , 2008 (the “Effective Date”). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse stock split has been effected. The Company’s transfer agent will adjust the record books of the Company to reflect the reverse stock split. No additional action on the part of any stockholder would be required in order to effect the reverse stock split.

Physical stock certificates for Old Shares may be returned to the Company’s transfer agent for cancellation and issuance of a certificate representing New Shares, for which the transfer agent will charge a fee. Mandatory surrender of physical stock certificates, however, is not required. After the Effective Date, stockholders that hold physical certificates may contact the Company’s transfer agent, Interwest Transfer Company, Inc., at 1-801-272-9294, to obtain new stock certificates.

FRACTIONAL SHARES

No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the Exchange Number, will receive one whole share of Common Stock in lieu of a fractional share.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of certain material federal income tax consequences of the reverse stock split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax laws as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), generally, property held for investment. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder of the Company upon such stockholder’s exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split. The federal income tax consequences of rounding up to an additional whole share in lieu of receiving a fractional interest are not clear but may result in tax liabilities which should not be material in amount due to the anticipated value of the fractional interest.

BOARD OF DIRECTORS’ RECOMMENDATION AND STOCKHOLDER APPROVAL

On September 4, 2007, the Board approved a resolution to effect a reverse stock split of each share of common stock of the Company at a ratio of 1 share for every 10 shares of common stock outstanding. In the absence of a meeting, the affirmative consent of holders of a majority of the vote represented by our outstanding shares of common stock was required to approve the foregoing action. Because holders of approximately 50.5% of our voting power signed a written consent in favor of the foregoing action, we are authorized to effect the reverse stock split.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our outstanding classes of stock as of December 31, 2007, by each person known by us to own beneficially more than 5% of each class, by each of our Directors and Executive Officers, and by all Directors and Executive Officers as a group.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.  The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on December 31, 2007, plus shares of common stock subject to options, warrants and conversion rights held by such person on December 31, 2007 and exercisable or convertible within 60 days thereafter.  Unless otherwise indicated, the address of each of the following persons is 5500 Wayzata Boulevard, Suite 310, Golden Valley, Minnesota 55416.

Name	Shares Beneficially Owned	Percent of Class
Richard C. Carlson(1)	208,500	1.2
David Koenig(2)	610,355	3.5
Alex Nazarenko(3)	2,721,911	15.7
Robert Rudelius(4)	14,666		*
Scott Smith(5)	205,212	1.2
Richard B. Thon(6)	230,000	1.3
All directors and officers as a group (6 total)(7)	3,990,144	22.3
Clement Nelson(8) 5644 Heather Ridge Court Shoreview, Minnesota 55126	2,127,498	12.3
CS Medical Technologies, LLC(9) 2277 West Highway 36, Suite 254 Roseville, Minnesota 55113	1,947,498	11.3
James Davis(10) 6446 Flying Cloud Dr. Eden Prairie, Minnesota 55344	1,645,297	9.4
Phillip W. Smith Family Trust(11) 7501 North Ironwood Drive Paradise Valley, Arizona 85253	1,519,797	8.7
William Reiling(11) 200 University Avenue W., Suite 200 St. Paul, Minnesota 55103	1,519,797	8.7
Bruce Culver(12) 1856 Dawn Meadow Street Westlake Village, California 91362	1,180,791	6.8
Maurice R. Taylor(13) One Carlson Parkway, Suite 124 Plymouth, Minnesota 55447	1,125,017	6.4
Profile, L.L.C.(14) 2700 Corporate Drive, Suite 120 Birmingham, Alabama 35242	1,024,303	5.9

*Less than one percent.

(1)           Includes 8,500 shares held directly and options to purchase up to 200,000 shares of common stock which are currently exercisable or exercisable within 60 days.  Of Mr. Carlson’s options, 150,000 are exercisable at $2.35 per share, and 50,000 are exercisable at $0.50 per share.

(2)           Includes 18,750 shares held by Clinical Network, LLC, and 265,714 shares held by Clinical Network, Inc., with respect to each of which Mr. Koenig is an officer and minority owner.  Also includes 228,031 shares of common stock held directly, options to purchase up to 30,000 shares of common stock which are currently exercisable or exercisable within 60 days at $1.13 per share, and immediately exercisable warrants to purchase 67,860 shares at $1.67 per share.

(3)           Includes 1,947,498 shares held by CS Medical Technologies, LLC, of which Mr. Nazarenko is a managing officer and member.  Also includes 744,413 shares of common stock held directly and options to purchase up to 30,000 shares of common stock which are currently exercisable or exercisable within 60 days at $1.13 per share.

(4)           Includes 4,166 shares held directly and options to purchase up to 10,000 shares of common stock which are currently exercisable or exercisable within 60 days at $0.29 per share.

(5)           Includes 178,962 shares held directly and options to purchase up to 26,250 shares of common stock which are currently exercisable or exercisable within 60 days at $0.70 per share.

(6)           Includes options to purchase up to 230,000 shares of common stock which are currently exercisable or exercisable within 60 days.  Of Mr. Thon’s options, 30,000 are exercisable at $1.13 per share, and 200,000 are exercisable at $2.50 per share.

(7)           Includes Messrs. Carlson, Koenig, Nazarenko, Rudelius, Smith and Thon.

(8)           Includes 1,947,498 shares held by CS Medical Technologies, LLC, of which Mr. Nelson is a managing officer and member, and 180,000 shares held directly.

(9)           The beneficial owners of CS Medical Technologies, LLC are Clement Nelson and Alex Nazarenko (a director of the Company).

(10)         Includes 679,864 shares held directly, immediately exercisable warrants to purchase 298,766 shares at $0.50 per share and convertible debentures convertible into 666,667 shares within 60 days at $0.30 per share.

(11)         Includes 679,864 shares held directly, immediately exercisable warrants to purchase 173,266 shares at $0.50 per share and convertible debentures convertible into 666,667 shares within 60 days at $0.30 per share.

(12)         Includes 568,754 shares held directly, immediately exercisable warrants to purchase 167,594 shares at $0.50 per share and convertible debentures convertible into 444,443 shares within 60 days at $0.30 per share.

(13)         Includes 18,750 shares of common stock held by Clinical Network, LLC, and 265,714 shares held by Clinical Network, Inc., with respect to each of which Mr. Taylor is a managing officer and majority owner.  Also includes 652,053 shares of common stock held directly, 2,500 shares held by his spouse, and options to purchase 186,000 shares of common stock which are currently exercisable at $1.13 per share.  Of Mr. Taylor’s directly held shares, 576,482 shares are pledged as security on a bank loan.  Mr. Taylor is a former Chief Executive Officer and Chairman of the Board of Directors of the Company, who resigned from employment by the Company effective March 31, 2007.  Pursuant to a separation of employment agreement, the Company has agreed to allow Mr. Taylor to exercise his options through April 1, 2012.

(14)         The manager of Profile, LLC is Stanley L. Graves.  Cordova Technology Partners, LP, (“Cordova”), is a member of Profile and has a 39.75% equity interest in Profile. As a result of its equity interest in Profile, Cordova has an indirect pecuniary interest in 407,160 shares, or approximately 2.4%, of the Common Stock outstanding.  Cordova is a non-managing member of Profile and does not have or share the power to vote or dispose of the Common Stock held by Profile. Cordova’s business address is 2500 Northwinds Parkway #475, Alpharetta, Georgia 30004. Cordova’s sole general partner is Cordova Technologies, LLC. T. Forcht Dagi serves as a Partner of Cordova.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION
TO MATTERS TO BE ACTED UPON

None of the Company’s directors and executive officers has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon which is not shared by all other holders of the Company’s common stock and other voting securities.

All members of the Board approved the proposals discussed above in a meeting of the Board of Directors conducted on September 4, 2007.

No security holder entitled to vote at a shareholder’s meeting or by written consent has submitted to the Company any proposal for consideration by the Company or its Board.

FINANCIAL AND OTHER INFORMATION

The following information contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 30, 2007, are incorporated herein by reference: (i) the Company’s audited financial statements for the years ended December 31, 2006 and 2005 and (ii) the section entitled “Management’s Discussion and Analysis or Plan of Operation” set forth in Item 6 of Part II thereof.

INCORPORATION BY REFERENCE

This Information Statement incorporates by reference certain information contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 30, 2007, the Company’s Quarterly Report on Form 10-QSB for the 3 months ended March 31, 2007, as filed with the Securities and Exchange Commission on May 15, 2007, the Company’s Quarterly Report on Form 10-QSB for the 3 months ended June 30, 2007, as filed with the Securities and Exchange Commission on August 14, 2007, and the Company’s Quarterly Report on Form 10-QSB for the 3 months ended September 30, 2007, as filed with the Securities and Exchange Commission on November 14, 2007.

COSTS AND MAILING

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual and quarterly reports, proxy statements, and other reports and information electronically with the Securities and Exchange Commission (the “Commission”). The Company’s filings are available through the Commission’s website at the following address: http://www.sec.gov.

By Order of the Board of Directors,

/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer

Date: January , 2008